SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
File Number: 333-126158
Amendment No. 11 to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sputnik, Inc.
(Exact Name of registrant as specified in its charter)

Nevada	52-2348956	3576
(State or other jurisdiction	(IRS Employer	(Primary Standard
of incorporation)	Identification Number)	Industrial Classification Code)

650 Townsend Street, Suite 320
San Francisco, CA 94103
(415) 355-9500
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

David LaDuke, President
650 Townsend Street, Suite 320
San Francisco, CA 94103
(415) 355-9500 x110
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
David LaDuke
650 Townsend Street, Suite 320
San Francisco, CA 94103
Fax: (415) 354-3342

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.
 [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.
 [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Dollar Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, par value $0.001 per share	1,250,000	$.65	$812,500	$86.94

$86.94
(1) The offering price is the stated for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

SPUTNIK, INC.
1,250,000 Shares of Common Stock
Offering Price of $.65 per Share

We are offering up to a total of 1,250,000 shares of common stock in a best efforts, no minimum, direct public offering, without any involvement of underwriters or broker-dealers. The offering price is $.65 share. The offering will terminate within 120 days from the date of this prospectus.  At our sole discretion, we may extend the offering for an additional 120 days. There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account. All cleared funds will be available to us following deposit into our bank account. The net proceeds of the offering will be nothing minimum to $812,500 maximum, after payment of $10,000 of the offering costs at the minimum and maximum offering amounts from the proceeds of this offering. If less than $10,000 is raised, we will pay offering costs from our own funds.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Our common stock will be sold by David LaDuke, our President and Director, and Arthur Tyde, our Director for no compensation.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. There is substantial doubt about our ability to continue as a going concern.  See "Risk Factors" beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________________, 2006.

PROSPECTUS SUMMARY

The prospectus summary contains a summary of all material terms of the prospectus. You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements section beginning on page F-1 prior to making an investment decision.

Organization

Sputnik, Inc. was incorporated in Delaware on September 27, 2001.  On February 10, 2005, we filed Articles of Conversion in Nevada and became a Nevada corporation.

Our mailing address is 650 Townsend Street, Suite 320, San Francisco, CA 94103, our telephone number is (415) 355-9500, and our fax number is (415) 354-3342.  Our website is www.sputnik.com, and contains information which is not a part of this registration statement.

Business

Our customers are service providers and businesses that want to offer their own, proprietary wireless internet access services to their customers. These networks are commonly referred to as Wi-Fi networks. However, our customers do not want to give the general public unrestricted access to these networks. Further, they want the ability to be able to generate revenues from the operation of their networks.

Sputnik provides software that gives service providers and businesses the ability to control and limit access to their Wi-Fi networks. It also provides them the ability to generate revenues from the operation of their networks. Sputnik additionally provides Wi-Fi access point hardware and accessories, such as antennas.

The Offering

Securities Offered	1,250,000 shares of Common Stock

Shares of Common Stock Outstanding Before Offering	13,513,919 shares

Shares of Common Stock Outstanding After Offering (assuming sale of all shares offered)	14,763,919 shares

Use of Proceeds	General corporate purposes including working capital, marketing, research and development, and costs related to this offering.

Lack of Market for Company Securities	There is currently no market for our common stock; there is no assurance that any market will develop; if a market develops for our securities, it will likely be limited, sporadic and highly volatile.

Risk Factors
We face risks to continued operations including the fact that we need significant additional financing beyond what is raised through this prospectus; the fact that we operate in a new and dynamic market, which could quickly become obsolete; the fact that we face intense competition for our products, and therefore could be forced to lower prices below where they are profitable; the fact that our auditor has expressed a going concern regarding us; and the fact that our president controls a majority of the voting control of our company, and therefore has significant influence over all corporate decisions. Any of these risks may lead our being forced to abandon or curtail our business plan.

Summary Financial Information

You should read the summary financial information presented below for the years ended December 31, 2005 and December 31, 2004, and the quarters ended March 31, 2006 and March 31, 2005.  We derived the summary financial information from our unaudited and audited financial statements appearing elsewhere in this prospectus.  You should read this summary financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this prospectus.

	Year Ended	Year Ended	Quarter Ended	Quarter Ended
	December 31, 2005	December 31, 2004	March 31, 2006 (unaudited)	March 31, 2005 (unaudited)
STATEMENT OF OPERATIONS DATA:

Revenues	$557,515	$329,429	$97,369	$114,105
Cost of Goods Sold	($277,564)	($172,400)	$34,868	$50,918
Operating Expenses	($355,494)	($898,610)	$108,900	$75,539
Other Income	61,136	(2,776)
Net Income (loss)	($14,407)	($744,357)	$(46,762)	$(13,183)

	As of	As of
	December 31, 2005	March 31, 2006
		(unaudited)
BALANCE SHEET DATA:

Cash and cash equivalents	$26,782	$28,013
Working capital (deficit)	$7,201	$(57,355)
Total assets	$64,504	$70,260
Total liabilities	$60,606	$113,124
Stockholders' equity	$3,899	$(42,864)

RISK FACTORS

In addition to the other information provided in this Prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.  All material risks are discussed in this section.

Our poor financial condition raises substantial doubt about our ability to continue as a going concern.

We have generated a net loss for each of the past two fiscal years and had a working capital deficit of $772,331 and an accumulated deficit of $880,148 as of December 31, 2004, a working capital deficit of $7,201 and an accumulated deficit of $894,556 as of December 31, 2005, and a working capital deficit of $57,355 and an accumulated deficit of $941,319 as of March 31, 2006.

Our ability to continue as a going concern is dependent upon our ability to successfully accomplish our business plans and secure additional funding sources and attain profitable operations.  We do not have any commitments or identified sources of additional capital from third parties or from our officers, directors or majority shareholders.  Additional financing may not be available to us on favorable terms, if at all.  This offering may not raise the required funding.

Accordingly, our accountants have indicated there is substantial doubt about our ability to continue as a going concern over the next twelve months. Revenues have not been sufficient to cover operating costs and to allow us to continue as a going concern.  Our poor financial condition could inhibit our ability to continue in business or achieve our business plan.

Because the Wi-Fi business is new and there are many competitors offering free services, we may not be successful and the value of our securities could become worthless.
Our market, business software for Wi-Fi networks, is new and dynamic.  Downward price pressure of managed Wi-Fi access software and services due to the proliferation of free, open unmanaged Wi-Fi networks, competition from Wi-Fi technology providers, and competition from cellular broadband alternatives could reduce our market potential.  Additionally, some new product may be developed in the future, which will supplant Wi-Fi networks and render them obsolete.  If the price of, or demand for, managed Wi-Fi access software and services is depressed downward, or Wi-Fi networks become obsolete, we could lose clients, resulting in our not having sufficient demand for our software and forcing us to discontinue its business plan. If this were to happen, the value of our securities could become worthless.

Because our software system business depends upon our intellectual property rights, which we have not taken any formal legal action to protect against third parties, our revenues may be reduced.

We have currently not taken any formal legal steps to protect important intellectual property related to our software. We anticipate we will take these further steps upon securing additional funding. If we do not take these steps, our competitors could copy our technology, which, in turn could result in our revenues being reduced.

Our management decisions are made by David LaDuke, our president and CEO; if we lose his services, our revenues could be reduced.

The success of our business is dependent upon the expertise of David LaDuke, our President and Chief Executive Officer.  Because David LaDuke, our president and CEO is essential to our operations, you must rely on his management decisions.  David LaDuke, our president and CEO will continue to control our business affairs after the filing. We have not obtained any key man life insurance relating to him. If we lose his services, we may not be able to hire and retain another president and CEO with comparable experience. As a result, the loss of his services could reduce our revenues.  We have not entered into an employment agreement with Mr. LaDuke.

Because Mr. David LaDuke, our president and CEO, controls our activities, he may block or deter actions that you might otherwise desire that we take and may cause us to act in a manner that is most beneficial to him and not to outside shareholders.

Mr. David LaDuke, our president and CEO controls approximately 60% of our common stock. As a result, he effectively controls all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. He also has the ability to block, by his ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably and may cause us to act in a manner that is most beneficial to him and not to outside shareholders.

The offering price of $.65 share has been arbitrarily set by our Board of Directors and accordingly does not indicate the actual value of our business.

The offering price of $.65 share is not based upon earnings or operating history, does not reflect our actual value, and bears no relation to our earnings, assets, book value, net worth or any other recognized criteria of value.  No independent investment-banking firm has been retained to assist in determining the offering price for the shares.  Accordingly, the offering price should not be regarded as an indication of any future price of our stock.

Sales of our common stock under Rule 144 could reduce the price of our stock.

As of December, 2005, there are 2,263,919 of our common stock held by non-affiliates and 11,250,000 shares of our common stock held by our officers and directors that Rule 144 of the Securities Act of 1933 defines as restricted securities.  This is in addition to the up to 1,250,000 shares we are offering in this offering.  Of the shares currently owned by non-affiliates, 344,358 may currently be resold without restriction as they have been held two or more years. Ninety days after the effective date of this registration statement, there are 4,213,889 shares held by our officers and directors that are eligible for resale under the price and volume limitations of Rule 144(e).

The availability for sale of substantial amounts of common stock under Rule 144 or otherwise could reduce prevailing prices for our securities.

Because this is a best efforts, self-underwritten no minimum offering, we may have less funds available that the $812,500 maximum offering amount, which may limit our ability to implement our business plan.

No commitment exists by any broker-dealers and/or agents to purchase all or any part of the Shares being offered hereby. We will sell the shares on a "best efforts, no minimum" basis. The funds available to us from the proceeds of the offering will be reduced to the extent that less than all the shares offered hereby are sold. There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account. All cleared funds will be available to us following deposit into our bank account.  Sale of less than the maximum number of shares may curtail implementation of our business plan.

Investors’ funds will be fully at risk and thus subject to loss because investors will not have the right to receive their money back if the maximum amount is not raised in this offering.

Investors will not have the right to receive their money back if the maximum amount in this offering is not raised because we are not requiring a minimum amount to be escrowed. Because sales of less than the maximum number of shares may curtail the implementation of our business plan, this subjects investors to a greater risk of loss of their investment.

Purchasers in this offering will experience immediate dilution.

The investors in this Offering are subject to dilution of the net tangible book value of their Common Stock immediately upon completion of the Offering. Purchasers of the securities offered hereby will incur an immediate dilution of $.59 in the net tangible book value per share of Common Stock from the Offering price at $.65 per share, assuming all 1,250,000 shares are sold.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all members of which are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee.  These functions are performed by the board of directors as a whole.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.
Because there is not now and may never be a public market for our common stock, investors may have difficulty in reselling their shares.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors’ ability to resell their shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital.  These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business," as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

USE OF PROCEEDS

The table below depicts how we will utilize the proceeds of this Offering in the event that 625,000 and 1,250,000 shares are purchased.

Purpose	625,000 Shares	Percent	1,250,000 Shares	Percent

Offering Costs (1)	$10,000	2%	$10,000	1%
Legal Fees not related to offering (2)	$17,000	4%	$17,000	2%
General Operations (3)	$140,000	34%	$160,000	20%
Sales and Marketing (4)	$90,000	22%	$300,000	37%
Research and Development (5)	$150,000	37%	$325,000	40%

TOTAL:	$406,250	100%	$812,500	100%

(1) Offering Costs. We have engaged GoPublicToday.com to perform consulting and advisory services in conjunction with the development of this registration statement. We currently intend to pay $10,000 of their fee from the proceeds of this offering.

(2) Legal Fees not related to offering: We intend to pay $17,000 of legal fees not related to this offering to prior corporate counsel.

(3) General Operations. These expenses are comprised primarily of software systems to automate our business, additional servers to add capacity and redundancy for our online services, expenses for telecommunications, accounting, acquisition of office equipment and supplies.

(4) Sales and Marketing. Expenses incurred in connection with sales of services and products, including public relations and advertising expenditures.

(5) Research and Development. Expenses incurred to further develop our services and products to remain competitive and meet customer demands.

The amounts set forth above are estimates developed by management for the allocations of the net proceeds of this Offering based upon the current state of our business operations, our plans and current economic and industry conditions.  To the extent we raise less than $406,250, we will apply the proceeds in the following order of priority: Offering costs: up to the first $10,000 raised; Legal Fees not related to the offering - up to the next $17,000 raised; General Operations - up to the next $140,000 raised; Research and Development - up to the next $150,000 raised, Sales and Marketing - up to the final $90,000 raised.

The actual allocation of funds will depend on our success and growth. If results do not meet our requirements, we will reallocate the proceeds among the other contemplated uses of proceeds, as prudent business practices dictate.

No proceeds will be used, directly or indirectly, for officers and directors.

Pending application by us of the net proceeds of this offering, such proceeds may be invested in short-term, interest-bearing instruments.

DILUTION

At March 31, 2006 we had a net tangible book value of $(42,864) or $0.00 per share of common stock. Net tangible book value per share is equal to our tangible assets less our total liabilities, divided by the number of shares of common stock outstanding on such date.

If we sell 50% of the Maximum Offering under this Prospectus, our pro forma net tangible book value as of March 31, 2006 would be $363,386 or $0.03 per share of common stock based on the 14,138,919 shares that would be outstanding. This represents an immediate increase in the net tangible book value per share to our existing shareholders of $0.03 per share and an immediate dilution of $0.62 per share to those who purchase shares in this offering.

If we sell the Maximum Offering under this Prospectus, our pro forma net tangible book value as of March 31, 2006 would be $769,636 or $0.05 per share of common stock based on the 14,763,919 shares that would be outstanding. This represents an immediate increase in the net tangible book value per share to our existing shareholders of $0.05 per share and an immediate dilution of $0.60 per share to those who purchase shares in this offering.

The following illustrates the per share dilution to new investors based on certain assumed numbers of shares sold in this offering:

50% of Maximum Offering

	Number of Shares Purchased	% of Class	Total Consideration	% of Total Consideration	Average Price per Share
Existing Shareholders	13,513,919	96%	$898,455	69%	$0.07
Public Shareholders	625,000	4%	$406,250	31%	$0.65

TOTAL	14,138,919	100%	$1,304,705	100%	$0.09

100% of Maximum Offering

	Number of Shares Purchased	% of Class	Total Consideration	% of Total Consideration	Average Price per Share
Existing Shareholders	13,513,919	92%	$898,455	53%	$0.07
Public Shareholders	1,250,000	8%	$812,500	47%	$0.65

TOTAL	14,763,919	100%	$1,710,955	100%	$0.12

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $812,500 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. The factors considered were:

•	our limited of operating history

•	the proceeds to be raised by the offering

•	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders

•	our relative cash requirements

•	the price we believe a purchaser is willing to pay for our stock

PLAN OF DISTRIBUTION

We are offering up to a total of 1,250,000 shares of common stock in a best efforts, no minimum, direct public offering, without any involvement of underwriters or broker-dealers. The offering price is $.65 per share. The offering will terminate within 120 days from the date of this prospectus.  At our sole discretion, we may extend the offering for an additional 120 days. There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account. All cleared funds will be available to us following deposit into our bank account.  There are no finders involved in our distribution.

We will sell the shares in this offering through our officers and directors, David LaDuke and Arthur Tyde, solely through personal contact. We will not use direct mailings or any offering materials other than this prospectus. They will receive no commission from the sale of any shares. They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

David LaDuke and Arthur Tyde each meet these conditions in that each:

•	is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;
•	is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;
•	is not at the time of their participation, an associated person of a broker/dealer; and
•
meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

David LaDuke and Arthur Tyde each are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealer. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

Each person desiring to subscribe to the shares will be contacted directly by David LaDuke and Arthur Tyde and must complete, execute, acknowledge, and deliver to us a subscription agreement. It is our current intention to commence soliciting offers by contacting persons previously known by David LaDuke and Arthur Tyde or by our existing stockholders. By executing the subscription agreement, the subscriber is agreeing that if the subscription agreement is accepted by us, such subscriber will become a shareholder in Sputnik. Upon review and before acceptance of an investor, we will assess and adhere to the respective State Securities laws that may apply to such investor's state of residence. We currently do not intend to advertise our securities for sale. Other than in California (discussed below), we have not yet determined where the shares will be sold; however, they will be registered in every state that requires registration before sale.

Promptly upon receipt of subscription documents by us, we will make a determination as to whether a prospective investor will be accepted as a shareholder in Sputnik. We may reject a subscriber's subscription agreement for any reason. Subscriptions will be rejected for failure to conform to the requirements of this prospectus (such as failure to follow the proper subscription procedure), insufficient documentation, the inability of an investor to meet the suitability standards imposed by any state for a sale of the securities to such investor, or such other reasons that we determine to be in the best interest of the investor and Sputnik. If a subscription is rejected, in whole or in part, the subscription funds, or portion thereof, will be promptly returned to the prospective investor without interest by depositing a check (payable to said investor) in the amount of said funds in the U.S. mail, certified returned-receipt requested.

Our officers, directors, employees and affiliates may not purchase shares in this offering.

Procedures for Subscribing
If you decide to subscribe for any shares in this offering, you must

•	Execute and deliver a subscription agreement.

•	Deliver a check or certified funds to us for acceptance or rejection.

•
For sales in California, deliver a suitability representation signed under oath 1) acknowledging that A) you have read the section entitled “California Suitability Standards” set forth below; and B) you and your advisers, if such advisors were deemed necessary, have determined that you meet one of the suitability standards required by California; and 2) indicating which suitability standard you meet.

All checks for subscriptions must be made payable to "SPUTNIK, INC."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason, including your inability to meet the suitability requirements imposed by any state for a sale of securities to you, or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

California Suitability Standards

The California Corporations Commissioner has imposed conditions on this offering confining the sale of the securities in California to persons meeting the suitability standards provided in Rule 260.140.01(e) of the California Code of Regulations. In California, we will sell the securities offered in this prospectus only:

1)
to investors each of whom A) has a minimum net worth of at least $75,000 and had minimum gross income of $50,000 during the last tax year and will have (based on a good faith estimate) minimum gross income of $50,000 during the current tax year, or B) in the alternative, has a minimum net worth of $150,000, provided that in either case the investment shall not exceed 10 percent of the net worth of the investor; and/or

2)
to a “small investor” who, including the proposed purchase of the securities offered in this prospectus, has not A) purchased more than $2,500 of securities issued or proposed to be issued by us in the 12 months preceding the proposed sale of securities under this prospectus; or B) in the case of a small investor that is an individual retirement plan of an individual and an individual retirement account of an individual, such small investor shall not have purchased more than $2,500 of securities issued by us or any affiliate of ours during the 12 months preceding such proposed sale, unless we are registered under Section 12 of the Securities Exchange Act of 1934 (in which case, the suitability standard in 1, above, will apply).

For purposes of Rule 260.140.01(e), net worth shall be determined exclusive of homes, home furnishings and automobiles. Assets included in the computation of net worth shall be valued at not more than fair market value. The term "small investor" as defined in Rule 260.140.01(e) means either: an individual (which includes both a husband and wife counted as a single individual); or a self-employed individual retirement plan of an individual or an individual retirement account of an individual.

The responsibility for assuring that sales of securities offered in this prospectus in California are limited to persons meeting the suitability standards discussed above is upon us and upon each person who participates in the distribution of the securities.

Only David LaDuke, our Chief Executive Officer, will sell the securities offered in this prospectus in California. Mr. LaDuke will sell the securities solely through personal contact. As discussed above under the heading “Procedures for Subscribing,” we will require from each person desiring to subscribe to the securities offered in this prospectus in California a suitability representation signed under oath acknowledging that such person has read this section entitled “California Suitability Standards” and that such person meets one of the suitability standards provided for in Rule 260.140.01(e) and indicating which suitability standard such person meets. In addition, we have the right to reject subscriptions in whole or in part, for any reason, including the inability of a subscriber to meet the suitability requirements imposed by California or any other state, or for no reason.

No Merger or Acquisition

We have no plans or intention, preliminary or otherwise, to enter into a merger or acquisition and we have had no discussions with GoPublicToday.com or any of its affiliates including M&A Capital Advisers regarding any plans of merger or acquisition involving Sputnik.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

In May 2005, we settled a dispute that clarified certain proprietary rights with a former officer and director of Sputnik, David Sifry, and the new company he formed, Technorati. Technorati paid us $61,000 and issued 20,000 shares of its common stock to Sputnik. The former officer and director returned to us 1,100,000 shares of our common stock. All of these transactions were completed and the cash and shares have been paid.

Technorati is not publicly traded, nor is it part of a publicly traded company. No financial statements of Technorati could be obtained, and no market for the shares could be determined. There was no basis to value the shares received, and therefore, no value was assigned, and no additional gain was recognized for the shares.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Board of Directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation, death, or removal. Our directors and executive officers are as follows:

Name	Age	Position
David LaDuke	46	President, Chief Executive Officer, Treasurer, Secretary and Director
Arthur Tyde	41	Director

David LaDuke, President and Chief Executive Officer

Mr. LaDuke has served as President and Chief Executive Officer of Sputnik since February 2002. Since April 12, 2005, Mr. LaDuke has served as our Treasurer.  Since November 2003, he has served as Secretary of Sputnik. In November 1998, he co-founded Linuxcare Inc., now Levanta, Inc., a provider of enterprise services for open-source software. He served as Vice President of Marketing there until April 2001. From June 2001 to July 2003 and March 1993 to November 1998, Mr. LaDuke was an independent consultant in technology, marketing and business strategy for various companies including Apple Computer, Crystal Decisions, Netscape Communications, Oracle Corporation, Pinnacle Systems, Silicon Graphics, and others. From November 1989 to February 1993, Mr. LaDuke worked as the manager of publishing industry marketing at NeXT Computer, Inc., a computer manufacturing company acquired by Apple Computer in 1996.  From September 1986 to October 1989, Mr. LaDuke worked in marketing positions at Apple Computer, Inc. Mr. LaDuke earned an M.B.A. from the Tuck School of Business Administration at Dartmouth College in 1985, an M.F.A. from Columbia University in 1983 and an A.B. from Columbia College, Columbia University in 1982.

Arthur Tyde, Director

Mr. Tyde has served as a Director for Sputnik since February 2002.  From February 2002 to June 30, 2003, Mr. Tyde served as our Chief Operating Officer and Director of Sales. In March 2005, Mr. Tyde accepted a position as the Chief Technology Officer of The Free Standards Group, a nonprofit organization dedicated to developing and promoting open-source software standards. From June 1999 to January 2003, Mr. Tyde served as the Executive Vice President of Linuxcare Inc., now Levanta, Inc., which he co-founded.  From September 1998 to June 1999, he served as the Chief Executive Officer of Linuxcare Inc. From January 1996 to September 1998, he served as a Consultant with Hall Kinion.  Mr. Tyde received a Bachelors degree from Michigan State University in Telecommunications in 1988.

Directors serve for a one-year term.  Our Bylaws provide for three to nine directors.

Board Committees

We currently have no compensation committee or other board committee performing equivalent functions. Currently, all members of our board of directors participate in discussions concerning executive officer compensation.

Family Relationships

There are no family relationships among our officers or directors.

Legal Proceedings Concerning Management

No officer or director has been involved in legal proceedings that would be material to an evaluation of our management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

The following tables set forth the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficially Owned Before Offering	Percentage Beneficially Owned After Offering(1)
David LaDuke 650 Townsend St., Suite 320 San Francisco, CA 94103 President, Chief Executive Officer, Treasurer and Director	8,000,000	59.2%	54.2%
Arthur Tyde 650 Townsend St., Suite 320 San Francisco, CA 94103 Director	1,000,000	7.4%	6.8%

Kathy Giori 1060 Vernier Place Stanford CA 94305	1,250,000	9.3%	8.5%
Scott Hutton 423 Dell Ave, Mountain View CA 94035	1,000,000	7.4%	6.8%
All Officers and Directors as a Group (2 persons)	9,000,000	66.6%	60.96%

(1)  Assuming the sale of all Shares offered under this Prospectus.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 13,513,919 shares of common stock outstanding as of May 24, 2006 and 14,763,919 shares assuming the sale of all 1,250,000 shares offered.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 50,000,000 shares of common stock, $.001 par value per share. We had 13,513,919 shares of common stock issued and outstanding as of May 24, 2006.

Common Stock

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine.  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders.  There is no cumulative voting of the election of directors then standing for election.  The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding up of our business, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.  Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will upon payment therefore be, duly and validly issued, fully paid and non-assessable.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws, subject to the provisions of Nevada Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Sputnik, Inc. was incorporated in Delaware on September 27, 2001.  On February 10, 2005, we filed Articles of Conversion and new articles of incorporation in Nevada and became a Nevada corporation due to lower annual corporate filing fees.

There have been no reclassifications, mergers, consolidations or purchases or sales of significant amounts of assets not in the ordinary course of our business in the past three years. All of our business developments in the past three years are described below.

Our mailing address is 650 Townsend Street, Suite 320, San Francisco, CA 94103, our telephone number is (415) 355-9500, and our fax number is (415) 354-3342.  Our website is www.sputnik.com, and contains information which is not a part of this prospectus.

Since our inception, we have engaged in the following activities:

•	Development of our business plan
•	Development of our software
•	Sourcing of hardware
•	Establishing our website and on-line store
•	Establishing our customer support services
•	Selling our product

Under our agreements with software developers, the form of which is filed as exhibit 10.4, we have the rights to the software we have had developed for our business. We have currently not completed any formal legal steps to secure patent rights related to our software. We anticipate that we will take such steps upon securing additional funding. If we do not take these steps, our competitors could copy our technology, which, in turn could result in our revenues being reduced.

Our customers are service providers and businesses that want to offer their own, proprietary wireless internet access services to their customers. These networks are commonly referred to as Wi-Fi networks. However, our customers do not want to give the general public unrestricted access to these networks. Further, they want the ability to be able to generate revenues from the operation of their networks.

Sputnik provides software that gives service providers and businesses the ability to control and limit access to their Wi-Fi networks. It also provides them the ability to generate revenues from the operation of their networks as follows:

•	Our software can be configured by these service providers and businesses to require users to pay a fee for wireless internet access.
•	It can alternatively be configured to require users to view service provider or business marketing information or advertising before the users can obtain free access to the networks.

Our software further enables service providers to monitor the status of their networks from anywhere over the internet, to remotely control wireless access points on their network, and to remotely upgrade software running on these access points.

Sputnik software has been developed by independent contractors hired by us on a project basis. Based upon our agreements with the contractors, the form of which is filed as an exhibit, intellectual property rights to the software are owned exclusively by Sputnik. Apart from Scott Hutton and Kathy Giori, both of whom are listed in the beneficial ownership table, above, none of these contractors has contributed material components of our product offering. In view of the difference in materiality of services provided by Scott Hutton and Kathy Giori, our agreements with Scott Hutton and Kathy Giori are filed separately as exhibits. The principal terms of these agreements are as follows:

•	The contractor is given one or more specific project assignments.
•	The contractor is paid a specified fee upon completion of a specific project assignment.
•	The relationship between the parties is that of an independent contractor, and contractor will not be entitled to any of the benefits which we may make available to our employees
•	All intellectual property rights associated with the project work are irrevocably assigned to us.
•	All information obtained from us in working on the project is confidential.
•	During the project, the contract will not accept work, enter into a contract, or accept an obligation, inconsistent or incompatible with Contractor's obligations.
•	Each party has certain termination rights, but the agreements survive any termination.

Sputnik additionally provides Wi-Fi access point hardware and accessories, such as antennas and power supplies. We purchase standard Wi-Fi hardware components from original equipment manufacturers, on an as-needed basis. We then configure these components to work with our software. There are many suppliers of the standard Wi-Fi hardware that we use. Our current suppliers are Linksys, a division of Cisco Systems, Inc.; ValuePoint Networks; and Zcomax Technologies.

Wi-Fi access points and related equipment that we resell operate in unlicensed radio frequencies.  The wireless access points that we resell are subject to Part 15 of Title 47 of the Code of Federal Communications Commission regulations that apply to the use of low- power, unlicensed wireless devices. We require that the equipment we purchase from original equipment manufacturers for resale fully complies with these regulations. If at some point in the future Sputnik builds proprietary Wi-Fi access point  hardware, we will take  all necessary steps to  comply with these  regulations. Sputnik software technology works with networks operating in both licensed and unlicensed radio frequencies. We are not subject to any other federal, state or local regulations, and we do not anticipate that any probable changes to these regulations will materially affect us.

Based on recent trends, we believe that there will be increased demand for public-access Wi-Fi services, enabling people to wirelessly access the Internet from public venues. JiWire, an online hotspot directory (www.jiwire.com), currently lists 103,566 Wi-Fi "hotspots" in 119 countries. Correspondingly, Wi-Fi hardware sales should continue to experience growth. According to Infonetics Research, Inc. ("Infonetics"), an international market research and consulting firm covering the data networking and telecommunications industries in North America, Europe, and Asia (www.infonetics.com), over 84 million Wi-Fi hardware units are forecast to ship in 2007,  and Wi-Fi hardware revenue is forecast to top $3.7 billion in 2007.

Marketing

Currently, Sputnik software and hardware is sold through our  online  store at www.sputnik.com. Sputnik customers include  Internet service  providers, wireless Internet service providers,  network system  integrators, and hotspot providers. These  customers purchase and install, at their  expense, Sputnik Wi-Fi technology in  businesses and public venues  such as hotels, airports, resorts,  RV parks, commercial and  residential real estate, cafes, and  marinas. We reach these customers through  paid online advertising on Google. We do not install our products ourselves. We do not sell directly to the venues described above.

We also market through public relations by issuing press releases about our products and advertising on Google.

In the year ending December 31, 2005, only one customer accounted for more than 10% of our revenues. In the year ending December 31, 2005, Didji-WiFi of New South Wales, Australia purchased a total of $88,788.80 worth of products and services from Sputnik, and we recognized $81,913.80 in revenues. That amount corresponds to 14.7% of our annual revenues for the year ending December 31, 2005.

We license our software on a per wireless access point basis. Software license fees start at $299 per access point and decline based on volume. For example, the per wireless access point license fee if purchasing 10 licenses at once is $169.90. In addition we license add-on software modules that enhance the capabilities of our core software on a per-server basis. These add-on software modules cost between $299 and $499. There are no volume discounts for add-on software modules.

We also provide ongoing services in the form of monthly and annual software subscriptions on a per wireless access point basis. Software subscription fees per access point range from $19.95 to $29.95 monthly, or $199 to $299 annually, depending upon level of service. Volume discount schedules for software subscriptions for up to 10 wireless access points are available. For example, the average per wireless access point subscription fee, when 10 access points are subscribed, ranges from $11.99 to $17.99 monthly, or $119.80 to $179.80 annually, depending upon level of service.

Our hardware ranges from $89 to $399 per access point depending upon the features the customer selects, $99 to $169 for antennas depending upon the features the customer selects, and $69 for power accessories. We do not offer volume discounts on hardware.

In addition, we offer the following on-going services: online and phone-based technical support services, and both online and in-person training at our facilities. Sputnik offers three levels of technical support:

•	Free support. Free installation support is provided for 90 days from date of purchase, and is available by email only.

•	Priority support. Each support incident costs $50 for up to 30 initial minutes of troubleshooting, and $25 for each additional 15 minutes of support or any portion thereof.

•	Urgent support. Each support incident costs $150 for up to 30 initial minutes of troubleshooting, and $50 for each additional 15 minutes of support or any portion thereof.

Competition

Our market, business software for Wi-Fi networks, is new and dynamic.  Downward price pressure of managed Wi-Fi access software and services due to the increase of free, open and unmanaged Wi-Fi networks, competition from Wi-Fi technology providers, and competition from cellular broadband alternatives could reduce our market potential.  Additionally, new products may be developed in the future that will supplant Wi-Fi networks and render them obsolete.  If the price of, or demand for, managed Wi-Fi access software and services is depressed downward, or Wi-Fi networks become obsolete, we could lose client market, resulting in insufficient demand for our software.

Many of our current and potential competitors, including Cisco Systems, Inc. (NASDAQ: CSCO), Linksys (a division of Cisco Systems), Netgear Inc. (NASDAQ: NTGR), D-Link Corporation, (Taiwan: 2332.tw), and a number of start-up companies currently operate in the Wi-Fi market. They have significantly greater name recognition, better access to capital, more established distribution networks and relationships with customers.

Sputnik is a much smaller company than our larger competitors. Our ability to compete successfully will depend on a number of factors both within and outside our control, including:

•	product innovation;

•	product quality and performance;

•	customer service and support;

•	the experience of our sales, marketing and service professionals;

•	rapid development of new products and features;

•	price; and
•	product and policy decisions announced by competitors.

We intend to compete by focusing on developing and marketing affordable, easy-to-use software and services that enable our customers to:

•	charge for Wi-Fi access; and

•	offer free Wi-Fi services supported by branding or advertising.

Our software currently allows our customers to provide these services.

Patents, Trademarks, Copyrights and Licenses

"Sputnik" is our registered trademark in International Class 009, specifically for computer hardware and software for use in providing Internet access.

Research and Development

During each of our fiscal years ending December 31, 2005 and 2004 we have expensed $94,900 and $79,565, respectively, for research and development.

Employees

We have four employees, one in administration, two in development, and one in operations/sales. All other persons who provide services to us are independent contractors. We have filed our standard form independent contractor agreement and our standard form employment agreement as exhibits to this registration statement.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Our customers are service providers and businesses that want to offer their own, proprietary wireless internet access services to their customers. These networks are commonly referred to as Wi-Fi networks. However, our customers do not want to give the general public unrestricted access to these networks. Further, they want the ability to be able to generate revenues from the operation of their networks.

Sputnik provides software that gives service providers and businesses the ability to control and limit access to their Wi-Fi networks. It also provides them the ability to generate revenues from the operation of their networks.

Sputnik additionally provides Wi-Fi access point hardware and accessories, such as antennas and power supplies.

Results of Operations For the Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Revenue for 2005 was $557,515, which was an increase of $228,086 over our revenue for 2004, which was $329,429.   Our revenue increased as a result of a greater amount of sales which were generated through web search advertising, public relations, and word of mouth. In addition to the effect of increased awareness of Sputnik products, our sales growth can be attributed to the introduction of new products and services, repeat purchases by customers who initially ordered test systems, and increased overall market acceptance of Wi-Fi technology. In 2005 our revenue streams included: hardware (Wi-Fi access points, antennas, and accessories), proprietary Sputnik software, software subscriptions (SputnikNet setup, monthly, and annual fees), and services (training, support incidents, and consulting). In 2005, revenues broke down as follows: 70% hardware, 20% software, 8% software subscriptions, and 2% services. In 2004, revenues broke down as follows: 65% hardware, 35% software, 0% software subscriptions, and 0% services. Profit margins on the resale of hardware ranges from 20% for antennas  to 40% for Wi-Fi access points.

Our cost of goods sold increased $105,164, to $277,564, for 2005, as compared to cost of goods sold of $172,400 for 2004.  Our cost of goods sold increased as a direct result of greater sales of our products.

We had gross profit of $279,951 for 2005, which was an increase of $122,922 when compared to our gross profit for 2004, which was $157,029. Our increase in gross profit was attributable to the increase in our sales. Additionally, the increased volume of sales for 2005, enabled us to decrease our per-unit hardware cost of goods sold due to higher volume discounts that we achieved on purchases of third-party Wi-Fi access points, antennas, and accessories which we resell as Sputnik-branded hardware products.

Our operating expenses decreased $544,380, to $354,230 for 2005, as compared to operating expenses of $898,610 for 2004. Non-cash compensation decreased by $664,375 from $685,925 in 2004 to $21,550 in 2005. The decrease in non-cash compensation was due to the issuance of stock to founders and consultants which occurred in 2004. Our operating expenses for 2005 included $235,365 in general and administrative costs, a $102,513 increase over general and administrative expense of $132,852 for 2004; research and development expense of $94,900, an increase of $15,335 over research and development expense of $79,565 for 2004; and depreciation and amortization expense of $2,415 which was an increase of $2,147 over depreciation and amortization expense of $268 for 2004. The increase in operating expenses included increased expenses related to consulting fees, accounting, auditing and other fees relating to our going public; increased fees paid to software developers; plus non-material increases in our rent, increased general office expenses due to increases in our staff, hosting fees in connection with SputnikNet, and increases in our advertising and public relations expenses. Other income and losses included an decrease in interest expense of $1,512, to $1,264 for 2005, as compared to interest expense of $2,776 for 2004; interest income of $136 for 2005, which was not a source of income for us in 2004; and legal settlement income of $61,000 in 2005. A copy of the settlement agreement is filed as an exhibit.

We had a net loss of $14,407 for 2005, which represented a decrease of $729,950 from our net loss for 2004, which was $744,357.

Results of Operations For the Three Months Ended March 31, 2006 Compared to the Three Months Ended March 31, 2005

We had revenue of $97,369 for the three months ended March 31, 2006, which was a decrease of $16,736 from our revenue for the three months ended March 31, 2005, which was $114,105.   Our revenue decreased as a result of lower sales of hardware and software, combined with higher sales of software subscriptions which are recognized monthly over the period of the subscriptions. In both quarters our revenue streams included: hardware (Wi-Fi access points, antennas, and accessories), proprietary Sputnik software, software subscriptions (SputnikNet setup, monthly, and annual fees), and services (training, support incidents, and consulting). In the March 31, 2005 quarter revenues broke down as follows: 63% hardware, 30% software, 6% software subscriptions, and 1% services. In the March 31, 2006 quarter, revenues broke down as follows: 53% hardware, 22% software, 23% software subscriptions, and 1% services. Profit margins on the resale of hardware ranges from 20% for antennas  to 40% for Wi-Fi access points.

Our cost of goods sold decreased $16,050, to $34,868, for the three months ended March 31, 2006, as compared to cost of goods sold of $50,918 for the three months ended March 31, 2005.  Our cost of goods sold decreased as a direct result of lower sales of our hardware products.

We had gross profit of $62,501 for the three months ended March 31, 2006, which was a decrease of $686 when compared to our gross profit for the three months ended March 31, 2005, which was $63,187. Our decrease in gross profit was attributable to lower sales of our hardware and software products. Our gross margin increased from 55% for the three months ended March  31, 2005 to 64% for the three months ended March 31, 2006 primarily  because the percentage of our revenue attributable to hardware sales decreased, while the percentage of our revenue attributable to  software subscriptions increased.

Our operating expenses increased $33,361, to $108,900 for the three months ended March 31, 2006, as compared to operating expenses of $75,539 for the three months ended March 31, 2005. Our operating expenses for the three months ended March 31, 2006 included $108,048 in general and administrative costs, a $32,864 increase over general and administrative expenses of $75,184 for the three months ended March 31, 2005 and depreciation and amortization expense of $852 compared to $355 for the three months ended March 31, 2005. The increase in general and administrative expenses included increased expenses in connection with consulting fees, accounting, auditing and other fees relating to our going public, and increases in our advertising and public relations expenses. Other income and losses included a decrease in interest expense of $468, to $363 for the three months ended March 31, 2006, as compared to interest expense of $831 for the three months ended March 31, 2005.

We had a net loss of $46,762 for the three months ended March 31, 2006, which represented an increase of $33,579 from our net loss for the three months ended March 31, 2005, which was $13,183.

Liquidity and Capital Resources

We had total assets of $70,260 as of March 31, 2006, which consisted of total current assets of $55,769, which included cash of $28,013, accounts receivable of $4,230, inventory of $18,129 and prepaid expenses of $5,397, property and equipment of $11,791, and deposit of $2,700.

We had total liabilities of $113,124 as of March 31, 2006, which consisted solely of current liabilities and included $53,719 of accounts payable, and $59,405 of other current liabilities.  Our bank revolving line of credit had a balance of 40,388 at March 31, 2006 and is personally secured by the assets of our Directors, David LaDuke and Arthur Tyde. It has a maximum borrowing amount of $107,000, bearing interest at a variable annual rate which was 8.5% as of March 31, 2006.

We had an accumulated deficit of $941,319, as of March 31, 2006.

We had net cash used in operating activities of ($34,912) for the three months ended March 31, 2006, which consisted of net loss of ($46,762), depreciation of $853, changes in accounts receivable of ($2,410), inventory of $1,596, prepaid expenses of ($319), and accounts payable and accrued liabilities of $12,130.

We had net cash used by investing activities of ($4,245) for the three months ended March 31, 2006, which consisted of purchase of property and equipment of ($4,245).

We had $40,388 in net cash provided by financing activities for the three months ended March 31, 2006, which consisted of an advance on the line of credit of $40,388.

On January 5, 2005, we sold 810,000 shares of our Common Stock in a  private offering to Twelve (12) individuals in consideration for an  aggregate amount of $81,000. The price per share was $.10 in this  private offering. These shares were issued in May 2005.

On April 8, 2005, we issued 150,500 shares of our Common Stock to  Seven (7) individuals in consideration for consulting services  provided to us in connection with software development, higher  education market advisory, sales, legal advice, software development  and operations.  We valued these shares at $.10 per share, $15,050 in  total, by assigning a minimal value based on our limited operating  history.

In May 2005, we issued 6,894,061 shares that had been committed in  prior years. These shares were valued at $682,441. Details of the  transactions are included in Item 26,  Recent Sales of Unregistered  Securities.

On December 16, 2005, Sputnik’s Board of Directors approved the  issuance of 65,000 shares of common stock to consultants for  services. These shares were valued at $6,500, which created a  compensation expense of $6,500 in the year ending December 31, 2005.

Historically our cash has been provided by collection of sales revenues and short-term bank line of credit bearing an interest rate of 8.5% at March 31, 2006. Other than our contract with GoPublicToday.com, described elsewhere,  which requires us to pay them $10,000 when our Form SB-2 is declared  effective by the SEC, and the commitment to pay off our debt for  legal services to DLA Piper Rudnick Gray Cary, LLC, Sputnik’s  original law firm, which is $17,337.04, and is payable upon  conclusion of the offering, there are no major outstanding cash  commitments. As we expand, we may need to make sizeable cash commitments to secure inventory, and the impact of this potential trend on our business is uncertain. We believe that our mix of capital resources will shift from short-term debt to equity-based financing as we become a public company, which will cause dilution of current shareholders. Because Sputnik keeps minimal inventories and receivables, the predominant component of our liquidity is our cash on hand. Prior to the year ended December 31, 2003, we compensated our consultants primarily with equity. In the year ended December 31, 2004, and going forward, we will need to compensate consultants at market rates, which will require a substantial increase in our capital needs. We also anticipate that continued growth of our company will require a substantial increase in capital needs. We believe that we can better serve these future capital requirements by issuing equity.

Our ability to continue as a going concern is dependent upon our ability to successfully accomplish our business plans and secure additional funding sources and attaining profitable operations.  We do not have any commitments or identified sources of additional capital from third parties or from our officers, directors or majority shareholders.  Additional financing may not be available to us on favorable terms, if at all.  This offering may not raise the required funding.

Accordingly, our accountants have indicated there is substantial doubt about our ability to continue as a going concern over the next twelve months. Revenues have not been sufficient to cover operating costs and to allow us to continue as a going concern.  Our poor financial condition could inhibit our ability to continue in business or achieve our business plan.

Critical Accounting Estimates

Due to the nature of our business, the majority of Sputnik’s revenue is recognized either upon shipping of product or delivery of service. Less than 2% of our overall revenue is deferred, as it is associated with annual software subscriptions, recognized over the period of the subscription. Stock for compensation is computed at fair value. Since we carry minimal inventories we do not set aside an inventory allowance. We make estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses in the statement of operations, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

DESCRIPTION OF PROPERTY

We currently rent office space from Zoro, LLC, a California Limited Liability Company , at 650 Townsend Street, Suite 320, San Francisco, CA 94103.  The rental cost is $1,350 per month.  We signed a two year lease on January 1, 2005 for the office space, which encompasses approximately 1,145 usable square feet.   As part of our lease with Zoro, we agreed to install access points on the rental property sufficient to provide adequate Wi-Fi coverage to the entire lobby of the building, including broadband Internet service, access points and antennas.

We do not anticipate any significant difficulties in renewing any facility leases or in leasing alternative or additional space, if required. We own substantially all of our other equipment, consisting principally of computers and servers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 12, 2005 we cancelled common voting shares issued at the time we were a Delaware corporation and allotted new common voting shares in the Nevada corporation in connection with our conversion to a Nevada incorporation. Common voting shares of the Nevada corporation were exchanged on a 1:1 basis with the previously issued common voting shares of the Delaware corporation. Unissued shares committed to various parties before the conversion at the time we were a Delaware corporation were issued as Nevada common voting shares after our conversion to a Nevada corporation, as shown below.

Name of person	Number of shares	Price per share	Date of issuance	Relationship
Delaware shares, later converted to Nevada shares 1:1.
David LaDuke	2,000,000.01		4/9/2002	Founder and CEO
Arthur Tyde	888,889.01		4/9/2002	Founder, Board Member
Kathy Giori	750,000.03		12/2/2003	Vice President of Product Development
Scott Hutton	575,000.03		12/11/2003	Director of Engineering
David Sifry	150,000.01		4/9/2002	Founder, former Vice President of Engineering

Shares issued as Nevada shares.
David LaDuke	6,000,000.1		12/31/2004	Founder and CEO
Kathy Giori	500,000.1		12/31/2004	Vice President of Product Development
GoPublicToday.com, Inc.	500,000.05		12/31/2004	Consultant assisting with SB-2 filing
Scott Hutton	425,000.1		12/31/2004	Director of Engineering
Arthur Tyde	111,111.1		12/31/2004	Founder, Board Member
Total	11,900,000

Kathy Giori purchased her stock for $75.00 in 2003. Scott Hutton purchased his shares for $57.50 in 2003. All other shares were granted in exchange for services provided to Sputnik.

These shares were valued at $798,750 on our financial statements based upon contemporaneous cash stock sales to non-affiliates.

In May 2005, we settled a dispute that clarified certain proprietary rights with a former officer and director of Sputnik, David Sifry, and the new company he formed, Technorati. Technorati paid us $61,000 and issued 20,000 shares of its common stock to Sputnik. The former officer and director returned to us 1,100,000 shares of our common stock.

In December 2004, we engaged GoPublicToday.com to perform consulting and advisory services in conjunction with the development of this registration statement and the acquisition of qualification for quotation of our securities on the over the counter bulletin board, which involved providing general business consulting advice not involving or requiring investment, legal, tax or accounting advice as well as identifying, coordinating and acting as a liaison with any required third party independent professional service providers on matters such as:

•	Business Plan Review
•	SEC and securities-related documents, filings and registrations
•	SEC and NASD comment letters

•	Form 211 Development, including NASD Market Maker, Transfer Agent, CUSIP number and S&P Manual listing

GPT was not retained to provide us with audit related or legal services, and it was never anticipated that GPT itself would provide any audit related or legal services to Sputnik in connection with the foregoing. In fact, what occurred was that GPT identified independent professional service providers such as lawyers and accountants who provided assistance and advice to us in all matters requiring audit related or legal advice.

We have advised GoPublicToday.com that we will not use GoPublicToday.com, Public Company Management Services, Inc. or their affiliates to provide the compliance services specified in the Contract for Services. We have executed a termination agreement and general release with GoPublicToday.com and their affiliates that provides that Sputnik and GPT agree and acknowledge that the Contract for Services dated December 22, 2004 is terminated in its entirety and shall be of no further force or effect and neither of the parties shall have any obligation to the other Party under the Agreement, except that (x) GPT shall complete all services reasonably required (the “Services”) under the Agreement for Sputnik’s current filings to clear SEC and NASD comments and have its common stock cleared for quotation on the Over the Counter Bulletin Board (OTCBB); (y) Section 4 (Other Misc. Costs), Section 6 (Certain Circumstances) and Section 7 (Indemnification) of the Agreement shall survive and continue in full force and effect with respect to the Services notwithstanding this Termination Agreement; and (z) Sputnik shall make the required remaining $10,000 payment for the Services of GPT under the Agreement, which the parties agree is due upon Sputnik’s registration statement on Form SB-2 being declared effective by the SEC. GPT shall not be obligated to and shall not render compliance services required in Phase VI of the Agreement and Sputnik shall not be obligated to make any payment, in cash, stock, or otherwise, to GPT for such services. The parties release each other from any further claims or liabilities under the Agreement except as set forth above.

Our only relationship with GPT is the contract which was subject to the termination agreement described in the paragraph above. GPT’s only continuing obligations under that contract which survive the termination are as set forth in the paragraph above. Public Company Management Services, Inc. is wholly-owned by Public Company Management Corporation. Public Company Management Corporation is a fully reporting, publicly traded company whose common stock is quoted on the OTCBB under the symbol "PUBC." Mr. Stephen Brock is the beneficial owner of GPT and the president and sole director of Public Company Management Corporation.

Neither GoPublicToday nor any of its affiliates, including Public Company Management Corporation, M&ACapital Advisers, LLC; PubcoWhitePapers.com; PCMS and Nevada Fund, have assisted or will assist us in selling or marketing the shares of common stock or in press releases we issue or have provided any other services to us.

For these services to be performed in 2004 and 2005, Sputnik agreed to pay GPT $74,000 plus have issued 500,000 shares of Sputnik stock. As of March 31, 2006, we have paid GPT $61,975.85 and issued them  500,000 shares of stock, as follows:

We have paid GPT $54,000 against the contract, and they have issued  us a credit memo of $10,000. Therefore we have $10,000 remaining to  pay on the contract. In addition to the $54,000, as of March 31, 2006  we have paid $1,199 for maintaining a document management intranet  ($109 per month for 11 months) and $6,776.85 in other fees related to  this filing. Those fees include $5,000 for service provider  development of Form 211, $800 in transfer agency application and  point of contact work, $918 for Edgarization fees and $58.85 for SEC  registration/filing fees.  We valued the 500,000 shares at $.10 per  share or  $50,000 aggregate based upon the cash price of reasonably  contemporaneous sales of our common stock in a private placement at a  cash price of $.10 per share.

Except as set forth above, we have not entered into any material transactions with any director, executive officer, and promoter, beneficial owner of five percent or more of our common stock, or family members of such persons. Mr. LaDuke and Mr. Tyde are promoters of Sputnik. GPT is also a promoter of Sputnik.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained.  A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales.  Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.  We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.  Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $300,000 together with his or her spouse, is considered an accredited investor.  In addition, under the penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Holders

As of the date of this prospectus, we had 59 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission.   We will voluntarily send an annual report to shareholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 statement.   The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

The following table sets forth summary information concerning the compensation received for services rendered to us during the fiscal years ended December 31 2005, 2004, and 2003 by David LaDuke, our CEO. For the 2006 fiscal year, we are currently paying our CEO $4,500 per month for his services to Sputnik. There is no employment agreement between Sputnik and Mr. LaDuke.

Name & Principal Position	Year	Salary ($)	Non-cash compensation
David LaDuke CEO, President, and Director	2005 2004 2003	$43,000 $17,000 $200	$600,000(1)

(1)	Consists of 6,000,000 shares of common stock issued in 2004 which were valued at $.10 per share.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officer.

Board Compensation

Members of our Board of Directors do not receive cash compensation for their services as Directors, although Directors may be reimbursed for reasonable expenses incurred in attending Board or committee meetings.

INTEREST OF NAMED EXPERTS

The financial statements incorporated by reference to this prospectus have been audited by Malone & Bailey PC, which are independent certified public accountants, to the extent and for the periods set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Law Group, P.A., Tampa, Florida.  Michael T. Williams, principal of Williams Law Group, P.A., received 15,000 shares of stock of Public Company Management Corporation, an affiliate of GoPublicToday.com, Inc., our consultant, in connection with the offering. Although these shares are due, they have not yet been issued and will be valued at the trading price of Public Company Management Corporation at the date of issue. The cost of these services was included in the compensation paid to GoPublicToday.com. He also receives $20,000, payable in four equal stages: $5,000 each upon commencement of work, filing of registration statement, effectiveness of registration statement and date Sputnik receives ticker symbol. His engagement agreement also provides: If at any time you abandon this project whether or not the work is completed, all fees, cash and stock, paid to date will be retained by this firm for services rendered to date of termination or completion. Further, If at any time you terminate this agreement except for my material non-performance, the entire remaining unpaid fee shall become due and payable in full.

FINANCIAL STATEMENTS
SPUTNIK, INC.BALANCE SHEET
March 31, 2006
(unaudited)

ASSETS
Current Assets
Cash	$28,013
Accounts receivable	4,230
Inventory	18,129
Prepaid expenses and other	5,397
Total Current Assets	55,769

Property and equipment, net of accumulated depreciation of $3,535	11,791

Deposit	2,700
TOTAL ASSETS	$70,260

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable	$53,719
Other current liabilities	59,405
Total Current Liabilities	113,124

Stockholders' Deficit
Common stock, $.001 par value, 50,000,000 shares authorized,
13,513,919 shares issued and outstanding in 2005	13,514
Paid-in capital	884,941
Retained deficit	(941,319)
Stockholders' Deficit	(42,864)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$70,260

SPUTNIK, INC.
STATEMENTS OF OPERATIONS
Three Months Ended March 31, 2006 and 2005
(unaudited)

	2006	2005
Revenue	$97,369	$114,105
Cost of goods sold	34,868	50,918
Gross profit	62,501	63,187

Operating expenses
General and administrative costs	108,048	75,184

Depreciation and amortization	852	355
Total operating expenses	108,900	75,539
Operating income (loss)	(46,399)	(12,352)
Interest expense	(363)	(831)
NET INCOME (LOSS)	$(46,762)	$(13,183)

Basic and diluted loss per share	$(0.00)	$(0.00)

Weighted average shares outstanding	13,513,919	6,694,358

SPUTNIK, INC.
STATEMENTS OF CASH FLOWS
Three Months Ended March 31, 2006 and 2005
(unaudited)
	2006	2005
Cash Flows from Operating Activities
Net loss	$(46,762)	$(13,183)
Adjustments to reconcile net loss to cash from operating activities
Depreciation	853	355
Changes in working capital:
Accounts receivable	(2,410)	5,605
Inventory	1,596	13,991
Accounts payable and accrued liabilities	12,130	6,812
Prepaid expenses	(319)	20

Net cash provided (used) by operating activities	(34,912)	13,600

Cash Flows from Investing Activities
Purchase of property and equipment	(4,245)	(1,572)

Net cash used by investing activities	(4,245)	(1,572)

Cash Flows from Financing Activities
Line of credit	40,388	(70,818)
Deposit on stock payable	-	81,000

Net cash provided by financing activities	40,388	55,787

Net change in cash	1,231	27,831
Cash at beginning of period	26,782	6,839
Cash at end of period	$28,013	$34,670

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest	$-	$-
Cash paid during the period for taxes	-	-

SPUTNIK, INC.
Notes to Financial Statements
(unaudited)

NOTE 1 - BASIS OF PRESENTATION

The interim financial statements of Sputnik, Inc. (“Sputnik”) and the summarized notes included herein were prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, pursuant to rules and regulations of the Securities and Exchange Commission. Because certain information and notes normally included in complete financial statements prepared in accordance with accounting principles generally accepted in the United States of America were condensed or omitted pursuant to such rules and regulations, it is suggested that these financial statements be read in conjunction with the financial statements and the notes thereto included in this Form SB-2. In the opinion of management, these interim financial statements include all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of financial position and results of operations for the interim periods presented. Such financial results should not be construed as necessarily indicative of future results.

NOTE 2 - EQUITY

In January 2005, 810,000 shares sold for $81,000 in proceeds. The shares were subsequently issued in May 2005.

Audited Financial Statements as of December 31, 2005 and the Years Ended December 31, 2005 and 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
   Sputnik, Inc.
   San Francisco, California

We have audited the accompanying balance sheet of Sputnik, Inc. as of December 31, 2005, and the related statements of operations, stockholders' equity (deficit) and of cash flows for each of the two years then ended. These financial statements are the responsibility of the management of Sputnik, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sputnik, Inc. as of December 31, 2005, and the results of its operations and its cash flows for each of the two years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that Sputnik will continue as a going concern. As shown in the financial statements, Sputnik has suffered recurring losses from operations and has a working capital deficiency and a deficiency in equity at December 31, 2005. These factors and others raise substantial doubt about Sputnik's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2 to the financial statements. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or to the amounts and classification of liabilities that might be necessary in the event Sputnik cannot continue in existence.

As discussed in Note 8, errors resulting in an understatement of expenses and an understatement in liabilities were discovered by management in 2005. Accordingly, the financial statements for the year ended December 31, 2004 have been restated.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

January 25, 2006

SPUTNIK, INC.
BALANCE SHEET
Year Ended December 31, 2005

ASSETS
Current Assets
Cash	$26,782
Accounts receivable	1,820
Inventory	19,725
Prepaid expenses	5,078

Total Current Assets	53,405

Property and equipment, net of accumulated depreciation of $2,682	8,399

Deposit	2,700

TOTAL ASSETS	$64,505

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$38,840
Other current liabilities	21,766
Total Current Liabilities	60,606

Stockholders' Equity
Common stock, $.001 par value, 50,000,000 shares authorized,
13,513,919 shares issued and outstanding in 2005	13,514
Paid-in capital	884,941
Retained deficit	(894,556)
Total Stockholders' Equity	3,899

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$64,505

See summary of accounting policies and notes to financial statements.

SPUTNIK, INC.
STATEMENTS OF OPERATIONS
Years Ended December 31, 2005 and 2004

	2005	2004
		(Restated)

Revenue	$557,515	$329,429
Cost of goods sold	277,564	172,400

Gross profit	279,951	157,029

Expenses
Non-cash compensation	21,550	685,925
General and administrative costs
(exclusive of non-cash compensation, shown above)	235,365	132,852
Research and development	94,900	79,565
Depreciation and amortization	2,415	268
Total operating expense	354,230	898,610

Operating Loss	(74,279)	(741,581)

Gain on legal settlement	61,000	-
Interest income	136	-
Interest expense	(1,264)	(2,776)

NET LOSS	$(14,407)	$(744,357)

Basic and diluted loss per share	$(0.00)	$(0.11)
Weighted average shares outstanding	13,513,919	6,694,358

See summary of accounting policies and notes to financial statements.

SPUTNIK, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
Years Ended December 31, 2005 and 2004 (Restated)

	Common		Additional Paid	Retained
	Shares	Stock	in Capital	Deficit	Totals
Balances,
December 31, 2003	6,694,358	$6,694	$106,770	$(135,792)	$(22,328)

Net loss				(744,357)	(744,357)

Balances,
December 31, 2004	6,694,358	6,694	106,770	(880,149)	(766,685)

Shares issuances
For stock payable	6,894,061	6,894	675,547		682,441
For cash	810,000	810	80,190		81,000
For services	215,500	216	21,334		21,550

Shares returned	(1,100,000)	(1,100)	1,100		-

Net loss				(14,407)	(14,407)

Balances,
December 31, 2005	13,513,919	$13,514	$884,941	$(894,556)	$3,899

See summary of accounting policies and notes to financial statements.

SPUTNIK, INC.
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2005 and 2004

	2005	2004
		(Restated)
Cash Flows from Operating Activities
Net loss	$(14,407)	$(744,357)
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation	2,415	268
Issuance of stock for services	21,550	682,385
Deposit	-	(2,700)
Changes in working capital:
Accounts receivable	3,786	(5,606)
Inventory	15,567	(31,183)
Prepaid expenses and other current assets	(3,708)	337
Accounts payable and other current liabilities	(9,306)	36,634
Net cash provided (used)
by operating activities	15,897	(64,222)

Cash Flows from Investing Activities
Purchase of property and equipment	(7,866)	(3,215)
Net cash used by investing activities	(7,866)	(3,215)

Cash Flows from Financing Activities
Line of credit	(70,820)	70,820
Deposit on stock payable	-	56
Common stock	81,000	-
Net cash provided by financing activities	10,180	70,876

Net change in cash	18,211	3,439

Cash at beginning of year	8,571	5,132
Cash at end of year	$26,782	$8,571

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$1,264	$2,776
Cash paid for income taxes	-	-

Supplemental Non-cash Investing and Financing Information
Stock issued for debt	$682,441	$-
Shares returned for settlement	1,100	-

See summary of accounting policies and notes to financial statements.

SPUTNIK, INC.
Notes to Financial Statements
Years Ended December 31, 2005 and 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business. Sputnik, Inc. is incorporated in Nevada. Sputnik provides software for public Wi-Fi services. Sputnik's software is designed to give service providers and businesses the ability to control access to their Wi-Fi networks, and to offer free, branded, or fee-based Wi-Fi services. The software also enables centralized, web-based management of Wi-Fi networks. Sputnik also provides Wi-Fi hardware components that are pre-configured to work with Sputnik software.

Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses in the statement of operations, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Cash and Cash Equivalents. For purposes of the statement of cash flows, Sputnik considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition. Sputnik recognizes revenue for hardware, software and services when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. This typically occurs when the product is shipped or service is provided. Sputnik is responsible for fulfillment of the product or service, including the acceptability of the product or service ordered or purchased. Sputnik takes title to a product before it is ordered by a customer and has latitude in establishing a price with the customer. In all cases Sputnik reconfigures the software prior to delivery to the customer using multiple suppliers with discretion in choosing between suppliers. Sputnik is involved in the determination of product or service specifications. Sputnik has both physical loss inventory risk and credit risk. Sputnik generates service revenues primarily by selling monthly or annual subscriptions to its software, which it hosts on its servers. Service revenue is recognized as it is earned. In addition, it generates service revenues by selling technical support, online or in-person training sessions, and online configuration services.

Allowance for Doubtful Accounts. Sputnik records a reduction to revenue for estimates for returns based on management's estimate of likely losses per year, past experience and an estimate of current year uncollectible amounts. There was no allowance for doubtful accounts as of December 31, 2005.

Inventory that consists of finished goods to be sold to customers that use them to build Sputnik wireless networks is stated at the lower of average cost or market.

Property and Equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated five-year useful lives of the assets.

Impairment of Long-Lived Assets. Sputnik reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Sputnik assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

Stock Compensation. Sputnik issues stock as compensation to employees and outside consultants for services rendered. These shares are recorded at the fair value of the stock as measured on the date or dates the services were rendered.

Sputnik adopted the disclosure requirements of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (FAS No. 123) and FAS No. 148 with respect to pro forma disclosure of compensation expense for options issued. For purposes of the pro forma disclosures, the fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model.

Sputnik applies APB No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized in Sputnik financial statements for stock options under any of the stock plans which on the date of grant the exercise price per share was equal to or exceeded the fair value per share. However, compensation cost has been recognized for warrants and options granted to non-employees for services provided. There were no options or warrants granted as of December 31, 2005.

Income taxes. Sputnik recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Sputnik provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and diluted net loss per share are computed by dividing the net loss by the weighted average number of shares of common stock and common stock equivalents outstanding during the years. Common stock equivalents consist of common stock issuable under Sputnik's stock compensation plan for its employees and consultants. Common stock equivalents are not included in diluted loss per share calculations because they would be anti-dilutive.

Recently issued accounting pronouncements. Sputnik does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

NOTE 2 - GOING CONCERN

The accompanying financial statements have been prepared assuming that Sputnik will continue as a going concern. As shown in the accompanying financial statements, Sputnik suffered recurring losses of $14,407 and $744,357 in 2005 and 2004, respectively, has an accumulated deficit of $894,556 and a working capital deficit of $7,201 at December 31, 2005, and an accumulated deficit of $941,319 and a working capital deficit of $57,355 at March 31, 2006. These conditions raise substantial doubt as to Sputnik's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if Sputnik is unable to continue as a going concern. Management intends to finance these deficits by selling its common stock.

NOTE 3 - BANK REVOLVING LINE OF CREDIT

Sputnik has a revolving line of credit that is secured by the assets of certain stockholders. The line of credit has a maximum borrowing amount of $95,000, and an interest rate of 10% at December 31, 2005.

NOTE 4 - INCOME TAXES

Sputnik uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2005 and 2004, Sputnik incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carryforward has been fully reserved. The cumulative net operating loss carryforward is approximately $480,000 at December 31, 2005, and will expire in years 2023 through 2025.

At December 31, 2005, deferred tax assets consisted of the following:

Net operating losses	$164,000
Less: valuation allowance	(164,000)

Net deferred tax asset	$0

NOTE 5 - COMMITMENTS

Sputnik leases office space under an operating lease that expires in December 2006 that requires monthly rental payments of $1,350, for an aggregate of $16,200 in 2005. Sputnik incurred no rent expense in 2004 as the result of an arrangement made by one of Sputnik's stockholders.

In December 2004, Sputnik engaged GoPublicToday.com (GPT) to perform  consulting and advisory services in conjunction with the development  of a registration package that could be used in the sale of Sputnik  securities to the public. For these services to be performed in 2005  and 2006, Sputnik agreed to pay GPT $74,000, with an immediate  payment due of $19,000, plus 500,000 shares of Sputnik stock.  As of  March 31, 2006, we have paid GPT $61,975.85 and issued them 500,000  shares of stock.

NOTE 6 - EQUITY

Sputnik was incorporated on September 27, 2001 in the State of Delaware, with 10,000,000 shares of authorized stock at $0.0001 par value. On February 10, 2005 Sputnik converted to a Nevada Corporation, with 50,000,000 shares of authorized stock at $0.001 par value. The newly authorized shares and par value are reflected retroactively in the accompanying financial statements.

On December 16, 2005, Sputnik’s Board of Directors approved the issuance of 65,000 shares of common stock to consultants for services. These shares were valued at $6,500, which created a compensation expense of $6,500 in the year ending December 31, 2005.

In April 2005, Sputnik memorialized in a Board of Director's meeting its plans regarding the issuance of stock to founders and consultants. Those plans assign specific numbers of shares to the founders and consultants, with an allocation of the shares occurring over several years. These stock issuance plans are presented retroactively in the accompanying financial statements. The 6,394,061 shares were issued in 2005 and thus the obligation is $0 at December 31, 2005.

In January 2004, 139,295 shares were approved to an employee for $56. The shares were valued at $6,965 creating an additional expense of $6,909. The shares were subsequently issued in May 2005.

In December 2004, 6,000,000 shares valued at $600,000 were approved to a founder for services. The shares were subsequently issued in May 2005.

In December 2004, 254,766 shares valued at $25,477 were approved to various consultants for services rendered. The shares were subsequently issued in May 2005.

In January 2005, 810,000 shares sold for $81,000 in proceeds. The shares were subsequently issued in May 2005.

In April 2005, 150,500 shares valued at $15,050 were issued to various consultants for services.

NOTE 7 - STOCK OPTION PLAN

In April 2005, Sputnik terminated its 2003 Stock Option Plan ("the Plan"). Sputnik did not issue any options under the Plan.

NOTE 8 - RESTATEMENT

During a Board of Director’s meeting in April 2005, Sputnik retroactively assigned specific numbers of shares to the founders and consultants to correctly reflect the authorized stock issuances, see Note 6. The stock was not publicly traded, and had no third party cash sales until January 2005. All shares authorized during fiscal 2003 were valued at $0.03 per share, which increased to $0.05 from January through November of fiscal 2004. Shares authorized in December 2004 were valued at $0.10 per share based on the cash sale of stock in early 2005. By correcting the issuance dates and allocating the correct stock prices, Sputnik increased its share-based compensation expense by $637,683 from $44,702. A detailed listing of all stock issuances and their respective values is listed in Note 6. Additionally, non-cash compensation and research and development costs have been disclosed separately on the statements of operations.

STATEMENT OF OPERATIONS
Year Ended December 31, 2004

Previous		Change	As Restated

Revenue	$329,429		$329,429
Cost of goods sold	172,400		172,400
Gross profit	157,029		157,029

Expenses
Non-cash compensation	44,702	641,223	685,925
General and administrative costs	196,902	(64,050)	132,852
Research and development	-	79,656	79,565
Depreciation and amortization	268		268
Total operating expense	241,872	656,738	898,610
Operating Loss	(84,843)	(656,738)	(741,581)

Interest expense	(2,776)		(2,776)

NET LOSS	$(87,619)	(656,738)	$(744,357)

Basic and diluted loss per share	$(0.02)		$(0.11)
Weighted average shares outstanding	5,455,572		6,694,358

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

PROSPECTUS
SPUTNIK, INC.
Dated ________________, 2006

1,250,000 shares of common stock at $.65 per share

Dealer Prospectus Delivery Obligation

Until _______________ [90 days from the date of this prospectus], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Our Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for the payment of dividends in violation of Nevada law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by (1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; (2) resolution adopted by a majority of a quorum of our disinterested directors; (3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; (4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or (5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Sputnik will pay all expenses in connection with this offering.

Description	Amount to be Paid

Filing Fee - Securities and Exchange Commission	$50.00
EDGAR Fees	5,000

Accountant's fees and expenses	25,000
Transfer agent's and registrar fees and expenses	1,500
Printing and postage expenses	1,500
Miscellaneous expenses	1,000
GoPublicToday.com*	$122,000
Total	$156,050

*The purpose of all parts of this fee are described in Certain Relationships and Certain Transactions: Includes $54,000 cash fee paid - some of which was paid to third party service providers in connection with this registration statement, $10,000 cash fee to be paid, stock valued at $50,000 and approximately $8,000 of additional expenses

Item 26.  Recent Sales of Unregistered Securities.

On December 16, 2005, Sputnik’s Board of Directors approved the issuance of 65,000 shares of common stock to consultants for services. These shares were valued at $6,500, which created a compensation expense of $6,500 in the year ending December 31, 2005.

In April 2005, we memorialized in a Board of Director's meeting our plans regarding the issuance of stock to our founders and consultants. The Audited Financial Statements for the year ended December 31, 2004 include an obligation of $632,441, representing the issuance of 6,394,061 shares that were approved but not issued as of December 31, 2004. These shares were valued at $632,441 on our financial statements based upon contemporaneous cash stock sales to non-affiliates.

On April 9, 2002, we issued 2,000,000 shares of our Common Stock to David LaDuke, in consideration for his services as our CEO and founder.

On April 9, 2002, we issued 1,000,000 shares of our Common Stock to our Director, Arthur Tyde, in consideration for his services as a Director of Sputnik.

 On April 9, 2002, we issued 1,250,000 shares of our Common Stock to a former Director in consideration for services provided to the Company, of which we have both since agreed to cancel 1,100,000 shares. (see "Recent Events" under "Description of Business," above).

On December 31, 2002, we issued an aggregate of 118,314 shares of our Common Stock to seven (7) individuals in consideration for consulting services provided to us, including services in connection with our website, corporate identity design, finances, legal services and sales. We valued these shares at $.01 per share by assigning a minimal value based on our limited operating history.

On December 2, 2003, we issued 1,250,000 shares of our Common Stock to Kathy Giori for $75 in connection with Ms. Giori's service to the Company in her capacity as Director of Product Management. We valued these shares at $.03 per share by assigning a minimal value based on our limited operating history. This created an additional expense to the company of $37,425.

On December 11, 2003, we issued 1,000,000 shares of our Common Stock to Scott Hutton for $56 in connection with services he provided us as our Director of Engineering. We valued these shares at $.03 per share by assigning a minimal value based on our limited operating history. This created an additional expense to the company of $29,944.

 On December 31, 2003, we issued an aggregate of 76,044 shares of our Common Stock to seven (7) individuals in consideration for services provided us that included services in connection with our web development, office space, finances, marketing and software development. We valued these shares at $.03 per share by assigning a minimal value based on our limited operating history.

A. On January 5, 2004, we agreed issued 139,295 shares of our Common Stock to Vesna Swartz for $56 in connection with her engagement as our Vice President of Marketing and Business Development.  Her employment and services provided to Sputnik amicably ceased on August 9, 2004. We valued these shares at $.05 per share by assigning a minimal value based on our limited operating history. This created an additional expense to the company of $6,909.

B. In December 2004, we agreed to issue an additional 6,000,000 shares of our Common Stock to David LaDuke, in consideration for his services as our CEO and founder.

C. On December 31, 2004, we agreed to issue an aggregate of 254,766 shares of our Common Stock to Twenty-Three (23) individuals in consideration for consulting services provided to us in connection with marketing, legal services, web development, software development, office management, operations, finances, technological strategy, public relations and telesales, which were not issued as of December 31, 2004.

D. On December 31, 2004, we issued 500,000 shares of our restricted Common Stock to GoPublicToday.com in consideration for services GoPublicToday.com agreed to perform for the Company in connection with the Company becoming listed on the OTC Bulletin Board.

E. On January 5, 2005, we sold 810,000 shares of our Common Stock in a private offering to Twelve (12) individuals in consideration for an aggregate amount of $81,000. The price per share was $.10 in this private offering. These shares were issued in May 2005.

In May 2005, the 7,704,061 shares set forth in A, B, C, D and E above were issued.

On April 8, 2005, we issued 150,500 shares of our Common Stock to Seven (7) individuals in consideration for consulting services provided to us in connection with software development, higher education market advisory, sales, legal advice, software development and operations.  We valued these shares at $.10 per share by assigning a minimal value based on our limited operating history.

The valuations assigned above were calculated in a gradual step up by year from original valuation (determined by our officers and directors) of $.01 in 2002, to $.03 in 2003, to $.05 in January 2004, and to the $.10 for shares authorized in December 2004 and for the private offerings we conducted to our friends, family and close associates occurring in early 2005. Our valuation method is reflected in our balance sheets included with this registration statement.

Our shares were issued in all of the foregoing transactions in reliance upon Section 4(2) of the 1933 Act in view of the following:

•	None of these issuances involved underwriters, underwriting discounts or commissions.
•	Restrictive legends were and will be placed on all certificates issued as described above.
•	The distribution did not involve general solicitation or advertising.

The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In addition to representations given to us by the above-referenced investors, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

Furthermore, all of the above-referenced persons were provided the opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

In December 2005, Sputnik issued 65,000 shares of stock to two consultants valued at $6,500 or $.10 per share based upon prior stock sale.

Our shares were issued in the foregoing transaction in reliance upon Section 4(2) of the 1933 Act in view of the following:

•	this registration statement was not advertising to and played no part in solicitation or identification of the contractors to whom the shares were issued,
•	the de minimus amount of shares issued,
•	the de minimus number of persons receiving the stock,
•	the nature of consideration being services rather than cash,
•	the de minimus amount of consideration,
•	the non-registration of shares for resale, and
•	the lack of underwriters, underwriting discounts or commissions.

We were informed by the staff of the Commission that, because we issued these securities while there was a pending registration statement, they questioned the availability of the exemption from registration that we were claiming as, in the view of the staff, the issuance could have involved general advertising and solicitation. As noted above, the sale of these securities was made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") as provided in Section 4(2) of the Securities Act. The exemption provided in Section 4(2) is available for transactions by an issuer not involving any public offering. We believe we complied with Section 4(2) in connection with these issuances. However, if a court of competent jurisdiction were to ultimately determine that an exemption was not available, we may have to offer these two employees rescission rights. If these two employees asserted that right and prevailed, we would be required to "buy back" the securities from them for their fair value, which consisted solely of services which we deem to be valued at only $6,500. We currently have and believe at all times in the future we will have the resources buy back these securities on this basis. If these employees no longer desired to be shareholders in our company and they could not dispose of these securities in a transaction or transactions in which they would receive in excess of $6,500, they might elect to pursue rescission. In addition, we, and possibly some of our officers, may also be subject to penalties. We believe that the transaction was exempt from the registration requirements of the Securities Act and we would vigorously contest any claim to the contrary.

Item 27.  Exhibits

Exhibit No.	Description of Exhibit
1 (1)	Subscription Agreement

3.1 (2)	Certificate of Incorporation, and Amendments thereto - State of Delaware

3.2 (2)	Original By-Laws

3.3 (2)	Articles of Conversion - Nevada Corporation

3.4 (2)	Articles of Incorporation (restated) - State of Nevada

3.5 (2)	Amended By-Laws

5(3)	Opinion of Counsel

10.1 (2)	Agreement with GoPublicToday.com

10.2 (1)	General Release and Settlement Agreement with former Officer and Director

10.3 (2)	Corporate Office Lease

10.4 (3)	Form of Independent Contractor Agreement

10.5 (1)	Agreement with Scott Hutton

10.6 (1)	Agreements with Kathy Giori

10.7	Form of Employment Agreement

10.8	GPT Credit Memo

10.9	Termination Agreement and General Release

23.1	Consent of Williams Law Group, P.A. (included with Exhibit 5)

23.2	Consent of Malone & Bailey, PC.*
*filed herewith
(1)	Filed as Exhibit 1, 10.2, 10.5 and 10.6, respectively, to the registration statement on Form SB-2/A, Amendment No. 2, on November 7, 2005, and incorporated herein by reference.
(2)	Filed as Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 10.1, and 10.3, respectively, to the registration statement on Form SB-2, on June 28, 2005, and incorporated herein by reference.
(3)	Filed as Exhibits 5 and 10.4 to the registration statement on Form SB-2/A, Amendment No. 1, on September 13, 2005, and incorporated herein by reference.

Item 28. Undertakings.

Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of San Francisco, State of California on May 30, 2006.

SPUTNIK, INC.

By: /s/ David LaDuke
Name: David LaDuke
Title: Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Name	Title	Date

/s/ David LaDuke	David LaDuke	Chief Executive Officer	May 30, 2006
Principal Accounting Officer and Principal Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Name	Title	Date

/s/ David LaDuke	David LaDuke	Director	May 30, 2006

/s/ Arthur Tyde	Arthur Tyde	Director	May 30, 2006